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                                                                     EXHIBIT 3.1
                               AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                      PROGRESSIVE DISTRIBUTION  SYSTEMS, INC.


     The undersigned Vice President of Progressive Distribution Systems, Inc., a corporation formed pursuant to Minnesota Statutes, in order to amend and restate the Articles of Incorporation of Progressive Distribution Systems, Inc. hereby states as follows:

     The following Amended and Restated Articles of Incorporation of the corporation were adopted by the written action of the corporation's sole shareholder taken in writing in lieu of a meeting in accordance with Minnesota Statutes, Chapter 302A.441, effective September 13, 1993:

                                     "ARTICLE I

     The name of this corporation shall be Progressive Distribution Systems, Inc.

                                     ARTICLE II

     The registered office of this corporation shall be located at 7652 Executive Drive, Eden Prairie, Minnesota 55344.

                                    ARTICLE III

     3.1 The authorized capital stock of this corporation shall be Ten Million (10,000,000) which shall be Nine Million (9,000,000) shares of common stock of the par value of one cent ($.01) per share (the "Common Stock"), and One Million (1,000,000) shares of preferred stock.

     3.2 Each of the authorized shares of this corporation now issued and outstanding having no par value per share, without further action, shall be, and hereby is, changed into (One (1) fully paid and nonassessable share of Common Stock having a par value of one cent ($.01) per share. Certificates for said shares of Common Stock shall be issued on the aforesaid basis in place and upon surrender of certificates for shares of Common Stock of the corporation previously issued and outstanding; provided, however, that upon these Amended and Restated Articles of Incorporation becoming effective, the holders of said shares of Common Stock issued and outstanding shall hereupon cease to be holders of said shares and shall be and become holders of the herein authorized shares of Common Stock, whether or not certificates representing the shares of Common Stock are then issued and delivered.

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     3.3  Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors may, from time to time establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series; and the Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     3.4 Except as may be specifically provided in the resolution adopted by the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as may be permitted in a shareholder control agreement adopted pursuant to Section 302A.457 of the Minnesota Business Corporation Act, or as otherwise required by law, the holders of the shares of Common Stock shall have the sole voting rights of this corporation.

                                     ARTICLE IV

     No shareholder of this corporation shall be entitled to any cumulative voting rights.

                                     ARTICLE V

     No shareholder of this corporation shall have any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                     ARTICLE VI

     An action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by a written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

                                    ARTICLE VII

     The number of directors of this corporation shall be fixed in the manner provided in the Bylaws.

                                    ARTICLE VIII

     No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i)for any breach of the director's duty of loyalty to the

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corporation or its shareholders; (ii)for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii)under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derives any improper personal benefit; or (v) for any act or omission accruing prior to the date when this provision becomes effective.

     The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII.

     If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes."

     IN WITNESS WHEREOF, I hereunto set my hand this 21st day of September, 1993.


                    /s/ Richard J. Hegstrand
                    ---------------------------
                    Richard J. Hegstrand
                    Vice President



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